Exhibit 10.1

FORM OF INDEMNITY AGREEMENT

THIS AGREEMENT is made effective the _________ day of _________, 202_.

BETWEEN:

____________, an individual resident in British Columbia (hereinafter referred to as the “Indemnitee”)

- and -

LUCY SCIENTIFIC DISCOVERY INC., a corporation incorporated under the laws of the Province of British Columbia (hereinafter referred to as the “Corporation”)

WHEREAS the Indemnitee is/ an officer and/or director of the Corporation;

AND WHEREAS the Corporation has agreed to indemnify the current and former officers and directors of the Corporation to the extent permitted by the Business Corporations Act (British Columbia) (the “BCBCA”) and by law and have agreed to execute this indemnity agreement (the “Agreement”) evidencing their joint and several indemnity of the Indemnitee to the fullest extent permitted by the BCBCA and by law;

NOW THEREFORE, in consideration of these premises, the sum of $10.00 paid by the Indemnitee to the Corporation of other good and valuable consideration, the receipt and sufficiency of which is hereby irrevocably acknowledged, the parties hereto hereby agree as set forth below:

1.	General Indemnity. The Corporation shall, jointly and severally, indemnify and save harmless the Indemnitee against all liabilities, costs, fines, penalties, charges and expenses (including, without limitation, legal costs and disbursements, on a solicitor and his own client basis, or other professional expenses and amounts paid to settle an action or satisfy a judgment) (collectively, the “Liabilities”), reasonably incurred by the Indemnitee in respect of any civil, criminal or administrative action or proceeding (collectively, a “Proceeding”) to which the Indemnitee was or are made or threatened to be made a party by reason of being or having been a director of the Corporation, if:

(a)	the Indemnitee acted honestly and in good faith with a view to the best interests of the Corporation; and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee had reasonable grounds for believing that its conduct was lawful.

For greater certainty, the agreements set out herein shall continue to apply in respect of the Indemnitee following its resignation or removal as an officer and/or director of the Corporation.

2.	No Presumption. For the purposes of Section 1 of this Agreement, the termination of any Proceeding by judgment, order, settlement, conviction, plea or its equivalent or similar or other result, unless the judgment or order of a court or tribunal specifically finds otherwise shall not, by itself, create a presumption either that the Indemnitee did not act honestly and in good faith with a view to the best interests of the Corporation or that, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the Indemnitee did not have reasonable grounds for believing that its conduct was lawful.

3.	Indemnification in Derivative Actions. In respect of an action by or on behalf of the Corporation to procure a judgment in its favour to which the Indemnitee is made a party by reason of being or having been an officer and/or director of the Corporation, the Corporation will make application at its expense for approval of the Court of Queen’s Bench of British Columbia to indemnify and save harmless the Indemnitee against all Liabilities, reasonably incurred by the Indemnitee in connection with such action, if the Indemnitee fulfils the conditions set forth in Section 1 of this Agreement.

4.	Specific Indemnity for Statutory Liabilities. Without limiting the generality of any indemnities provided to the Indemnitee pursuant to the provisions of this Agreement, the Corporation shall indemnify and save harmless the Indemnitee from and against all Liabilities, at any time imposed upon the Indemnitee or any claims at any time made against the Indemnitee by virtue of any or all of the BCBCA, the Workers’ Compensation Act (British Columbia), the Employment Standards Code (British Columbia), the Employment Insurance Act (Canada), the Canada Pension Plan (Canada), the Bankruptcy and Insolvency Act (Canada), the Excise Tax Act (Canada), the Income Tax Act of each of Canada and British Columbia, the Environmental Protection and Enhancement Act (British Columbia) and the Canadian Environmental Protection Act, or any re-enactment or amendment of any such acts, or by virtue of any legislation of like tenor and effect applicable in Canada or in the United States of America, or any province or state thereof, and which in any way involves the affairs or business of the Corporation.

5.	No Liability for Certain Acts. To the extent permitted by law, the Indemnitee shall not be liable to the Corporation for:

(a)	the acts, omissions, receipts, neglects or defaults of any other officer, director or employee of the Corporation;

(b)	any loss or damage arising from the bankruptcy, insolvency or tortious act of any person, firm or corporation with whom or which monies, securities or effects belonging to the Corporation shall be lodged or deposited;

(c)	any loss, conversion, misapplication or misappropriation of or any damage resulting from any dealings with any monies, securities or other assets belonging to the Corporation; or

(d)	any other loss, damage or misfortune whatever which may happen in the execution of the duties of its office or trust or in relation thereto,

unless the same shall happen by or through the Indemnitee’s failure to act honestly and in good faith with a view to the best interests of the Corporation and in connection therewith to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable situations.

6.	Indemnification Not Exclusive. This Agreement shall not operate to abridge or exclude any other rights, at law or in equity, to which the Indemnitee may be entitled by operation of law or under any statute or under a constating document, article, by-law, agreement, vote of shareholders or insurance policy of the Corporation.

7.	Severability. If any term, clause or provision of this Agreement shall be held to be invalid, illegal or unenforceable for any reason whatsoever, then the validity of any other term, clause or provision shall not be affected and such invalid term, clause or provision shall be considered severable.

8.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and the parties hereto hereby irrevocably submit to the jurisdiction of the courts of the Province of British Columbia for all matters arising out of or in connection with this Agreement or any of the matters contemplated hereby.

9.	Successors and Assigns. This Agreement and the benefit and obligation of all covenants herein contained shall enure to the benefit of and be binding on the heirs, executors, administrators and legal personal representatives of the Indemnitee and the successors and assigns of each of the parties hereto.

10.	Subsequent Instruments and Acts. The parties hereto agree that they will execute any further instruments and perform any acts that may become necessary from time to time to carry out the terms of this Agreement.

11.	Amendments and Waiver. No modification, amendment or supplement to this Agreement shall be effective unless executed in writing by both parties hereto. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof, nor shall such waiver constitute a continuing waiver.

Witness

LUCY SCIENTIFIC DISCOVERY INC.

Per:
Per: